Exhibit 10.17

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

LICENSE, SUPPLY AND MANUFATCURING AGREEMENT

This Agreement is made on 8th of January 2013 (hereinafter the “Effective Date”) by and between:

DANCE Biopharma Inc., a company duly incorporated, organised and registered under the law of Delaware under the registry number (7127751) and having its principal place of business at 2 Mint Plaza, Suite (804), San Francisco, CA 94103,

(hereinafter called “DANCE”);

And;

HIKMA Pharmaceuticals LLC, a company duly incorporated, organised and registered under Jordan law under the registry number (475) and having its principal place of business at Industrial Area, Bayader Wadi El Seer, P.O. Box 182400, Amman 11118, Hashemite Kingdom of Jordan,

(hereinafter called “Hikma”).

For the purposes of this Agreement, both parties shall be hereinafter referred to collectively as Parties and individually as Party.

PREAMBLE

A. DANCE is a development stage company engaged in the development of the Product (as hereinafter defined) and owns or controls certain Intellectual Property in existence as of the Effective Date relating to the Product. In addition, DANCE has the expertise necessary to coordinate the worldwide development and manufacture of the Product;

B. Hikma has the personnel, facilities and expertise necessary for the registration and commercialization of the Product in the Territory;

C. Hikma desires to obtain, and DANCE desires to grant to Hikma, an exclusive license under the Intellectual Property with respect to the registration and commercialization of Product in the Territory in the Field, subject to DANCE obligations to manufacture and supply certain amounts of Product for Hikma, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.	Preamble

Both Parties have agreed that the preamble shall be considered as integral part of this Agreement and shall be read with as one unit.

2.	Definitions

The terms defined in this clause (2) shall, for all purposes of this Agreement and its Appendixes, have the meanings specified as follows:

a)	Affiliate	shall mean, with respect to either Party, any other persons or entities directly or indirectly controlling, controlled by or under common control with such Party. For the purpose of this Agreement, control or controlling means the holding of fifty percent (50%) or more of the voting stock or other ownership interest or the power to directly or indirectly direct the management or determine the policies of the entity concerned;

b)	Clinical Study	shall mean any research project registered with the Health Authorities and aiming at evaluating the safety and/or efficacy of drugs, devices, treatments, or preventive measures in humans;

c)	Commercially Reasonable Efforts	Commercially Reasonable Efforts means, (a) with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, diligent, and good faith efforts not less than a company similar to such Party would devote to accomplish a similar objective under similar circumstances, and (b) with respect to any objective relating to Marketing and Promotion of the Product by Hikma, the application by Hikma, consistent with the exercise of its prudent business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of effort a company similar to Hikma, (as the case may be) would devote to a product at a similar stage in its product life as the Product and having profit potential and strategic value comparable to that of the Product, taking into account the following factors: scientific, development, technical, commercial, and regulatory factors, target product profiles, product labeling, the regulatory environment and competitive market conditions in therapeutic area safety and efficacy of a subject product, and the strength of its proprietary position, all based on conditions then prevailing. Commercially Reasonable Efforts will not mean that Hikma or DANCE (as the case may be), commits that it will actually accomplish the applicable task;

d)	Confidential Information	shall mean any information supplied or to be supplied by DANCE or Hikma, including but not limited to, the Medical Know-how, pertaining to the Product and the improvements thereto;

e)	Corporate Identity	shall mean any elaboration of logos, printings and other forms of communication owned and used by DANCE or one of its Affiliates towards its collaborators, clients and the public as a whole;

f)	Field	shall mean all indications;

g)	Gross Sales	Gross Sales shall mean the gross invoice amount billed to customers of Hikma in respect of sale of Product;

h)	GSP	shall mean the actual Good Storage Practice, as finally adopted by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use and implemented into the laws of the from time to time;

i)	GxP	shall mean all generally accepted Good Practices or quality guidelines in the pharmaceutical industry as finally adopted by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use and implemented into the laws of the from time to time, including, but not limited to GDP and GSP;

j)	Health Authority	shall mean any competent governmental authorities of the Territory which are competent to regulate and/or supervise the importation, marketing, packaging, sale and/or use of the Product in the Territory;

k)	Health Registration	shall mean any such marketing authorisation licences or other governmental authorisations issued by the Health Authority for or in connection with the importation, marketing, sale and/or use of the Product in the Territory;

l)	Intellectual Property	shall mean any and all of DANCE’s or one of its Affiliates industrial and intellectual property rights and all rights associated with the Product (whether protectable or not), including the Patents, the Trademarks, trade names, logos, copyrights, domain names; all registrations, applications, renewals, extensions for any of the foregoing. All trade secrets, confidential information, inventions, know-how, plans, illustrations, workflows, software, all databases and data collections and all rights therein, and all other tangible embodiments thereof, including all moral and economic rights of authors and inventors, however denominated;

m)	Improvements	shall mean all right, title and interest in any and all rights in and to inventions, developments, discoveries and improvements relating to the Product and/or the Intellectual Property attached thereto, whether protectable or not, made or conceived by Hikma or any agent, employee, subcontractor, or other representative of Hikma;

n)	Know-How	shall mean Know-How that is owned by DANCE or DANCE has the right over, that relates to the Product which will be licensed to Hikma and/ or one or more of its Affiliates during the term of this Agreement;

o)	Hikma’s MAA	shall mean the Health Registration application/s which Hikma (or one of its Affiliates) makes using the Registration Dossier for the registration of the Health Registration in the Territory;

p)	Latent Defect	shall mean any defect in the Product such that it does not conform to its specification and that is neither visible nor would be identified by tests Hikma will actually undertake;

q)	Material Breach	Shall mean the following: If a Party violates or fails to perform any of its material undertakings, agreements, covenants or obligations under this Agreement, including (i) the bankruptcy of either party, and change of control of either party, (ii) DANCE’s failure to comply with the exclusive nature of this Agreement in one or more of the countries in the Territory (iii) defects in DANCE know-how provided to Hikma (including an inaccurate Registration Dossier and/or Registration Dossier that is not compatible to the laws of the Territory) or Intellectual Property provided by DANCE to Hikma, (iv) DANCE’s failure to supply the Product, (v) DANCE’s failure to use Commercially Reasonable Efforts to achieve the Product approvals timeframe as specified in clause (4.3) and appendix (1) of the Agreement, (vi) Hikma’s failure to pay for the product, (vii) Hikma’s failure to use Commercially Reasonable Efforts to maximize the commercial value of the Product in the Territory;

r)	Marketing and Promotion

shall include, without limitation, any of the following activities of Hikma:

(i)          marketing and medical publications and the planning and development thereof,

(ii)        market research,

(iii)       non-personal promotion and advertising (including costs of journal advertising, promotional materials, direct mail, direct marketing campaigns (e.g. call centre), reminder promotions and web-based promotions like E -detailing, E -learning,

(iv)       personal promotion and detailing,

(v)         public relations,

(vi)       professional relations and medical education programs (including speakers’ programs, symposia and conference presentations),

(vii)      advisory boards,

(viii)     promotional meetings, including meeting and facilities rental and administration costs,

(ix)       clinical surveys (including seeding trials, post marketing trials and epidemiological surveys undertaken in accordance with this Agreement and medical samples required for such trials or surveys),

(x)         partnerships and subsidies to scientific and expert organization;

s)	Medical Know-how	shall mean any information relating to the tolerance, toxicological, pharmacological, clinical and chemical data, specifications, and medical uses of the Product;

t)	Net Sales

shall means the gross sales of the Product, less the following applicable deductions to the extent accrued or paid by Hikma, as the case may be, or their respective Affiliates, or allowed in the ordinary course of business with respect to sale of the Product, and to the extent such deductions are in accordance with US GAAP or international financial reporting standards:

(a) trade, free goods, quantity and cash discounts and rebates allowed and given;

(b) any adjustments for price movements, billing errors, rejected goods, returns, Product recalls and damaged goods;

(c) credits, distribution allowances, chargebacks, rebates, fees, reimbursements and similar payments provided to wholesalers and other distributors or other customers, in each case that are not Affiliates, and such expenses are directly attributable to the sale of the Product;

(d) any duties, taxes or customs clearance or other charges paid upon arrival of the Product, shipments and the cost of delivery from the port to facility and all other costs that are the responsibility of a buyer under CIP basis; and

(e) any duties, taxes or excises paid or incurred by for all activities related to the sales and marketing of the Product, for the shipment of the Product to customers in the Territory, all to the extent added to the gross sales price and paid and not refundable in accordance with applicable laws (but not including taxes assessed against the income derived from such sale);

u)	Patents	shall mean all the patent applications as well as granted patents issuing from such applications and granted patent, together with all re-issues and extensions of such granted patents as listed in Appendix 1 to this Agreement;

v)	Product	shall mean the pharmaceutical product produced by DANCE or made available directly or indirectly by DANCE as per Appendix 1 hereto being made an integral part of this Agreement;

w)	Quality Agreement	shall mean an agreement between DANCE and Hikma setting forth the respective responsibilities, including but not limited to responsibilities for release, stability, quality control and quality assurance with respect to the Product in the Territory, and further defined in clause (3.3). The Quality Agreement will be agreed by the parties and signed within six (6) months after signing this Agreement;

x)	Registration Dossier	shall mean a document compiled by DANCE for purposes of an EMA or FDA filing, in accordance with the requirements of the eCTD Dossier (according to the ICH Guidelines) then in force at the Effective Date which shall be written in the English Language, regarding the development of the Product, and which shall be delivered to Hikma within thirty (30) days from EMA or FDA approval;

y)	Safety Data Exchange Agreement	shall mean an agreement between DANCE and Hikma setting forth the responsibilities for storing, reporting, and exchanging information on adverse events and regulatory safety queries, which will be executed by the parties within six (6) months after signing this Agreement;

z)	SOP	shall mean the standard operating procedures issued by DANCE and delivered to Hikma from time to time or SOPs issued by Hikma;

aa)	Specifications	shall mean the specifications relating to the Product, which shall be in accordance with the Registration Dossier;

bb)	Territory	shall mean Africa and the Middle East; Kingdom of Saudi Arabia, United Arab Emirates, Oman, Yemen, Iraq, Kuwait, Qatar, Bahrain, Iran, Syria, Jordan, Lebanon, Palestine, Egypt, Algeria, Libya, Morocco, Sudan, Southern Sudan, Tunisia, and all other African countries;

cc)	Trademarks	shall mean the trademarks and domains owned by DANCE or one of its Affiliates or on which DANCE or one of its Affiliates is entitled to grant a licence as listed in Appendix 1 hereto being made an integral part of this Agreement.

3.	Grant of Right

3.1	Subject to the terms and conditions of this Agreement, DANCE hereby grants to Hikma in the Territory:

(i)	The exclusive right to register, import, market, distribute, use and sell the Product;

(ii)	The exclusive right to use the Medical Know-how as well as the Confidential Information in the marketing, distribution and sale of the Product;

(iii)	The exclusive right to use the Trademarks in the marketing, distribution and sale of the Product;

(iv)	The exclusive right to manufacture the drug product (not the device) using DANCE’s Know How, if so requested by Hikma;

(v)	The right of first refusal to be licensed all new inhaled insulin products that have been developed by DANCE.

3.2	DANCE acknowledges that Hikma is interested in licensing the distribution rights for the Product for the Palestinian Territories (“Palestine”). In the event that that Palestine becomes available for inclusion in this Agreement, DANCE shall grant to Hikma right of first refusal to include Palestinian Territories into this Agreement. Hikma shall in addition have the right of first refusal in relation to Turkey to be included in the Territory.

3.3	Hikma shall effect distribution in accordance with the relevant legal provisions in force in the Territory and the GxP. The Quality Agreement, which shall be considered as integral part of this Agreement and shall be read with as one unit, defines the procedures and responsibilities of DANCE and Hikma with respect to the manufacture, transportation, storage and distribution of Product in the Territory. DANCE shall be entitled to audit or to cause a third party to audit Hikma’s compliance with the Quality Agreement upon reasonable advance notice in writing. Hikma has the right to audit or cause a third party to audit DANCE’s manufacturing site (or third party contract manufacturing site) for the Product upon reasonable advance notice in writing and not more than once per calendar year.

3.4	Hikma shall not engage any third party to perform or assist in the performance of its rights and obligations hereunder. For the avoidance of doubt, Hikma shall have the right to appoint sub-licensees including Hikma’s Affiliates in the Territory provided that any such sub-license shall comply with the terms of this Agreement. Hikma shall be responsible for the performance of any sublicensee hereunder. However, DANCE’s prior written approval shall be needed if Hikma may wish to sub-license to other than Hikma’s Affiliate, which its approval shall not be withheld or delayed.

4.	Registration, License Fees and Clinical Trials

4.1	DANCE and Hikma both acknowledge that the Product is currently under development and needs to gain the EMA and/or FDA approvals. DANCE shall use its best efforts to obtain the approvals with the shortest applicable time.

4.2	Hikma agrees to pay an up-front License Fee of four hundred and fifty thousand US Dollars ($450,000) on signature of this Agreement. In addition, Hikma shall pay milestone payments as per Appendix (1) of this Agreement to DANCE. In return, DANCE shall fund the global clinical development program, and Hikma registration will be based on DANCE’s global data package (Common Technical Document submitted to EMA and/or FDA).

4.3	In case the Product fails to gain approval in at least one of the major global territories, Europe (EMA) or US (FDA) or if at least one of these approvals is not obtained at most two (2) years after the timeframes stated in Appendix (1) of the Agreement; Hikma shall have one (1) additional exclusive license (in addition to the Product license if been approved afterwards) to one other Dance product of Hikma’s choosing, either: 1) DANCE’s second inhaled insulin product, or 2) any other of DANCE’s pipeline products at Hikma’s sole discretion, and on the same terms and conditions set forth herein excluding the upfront License Fee payment. In this case, Hikma will also have the right to convert the up-front License Fee payment in form of equivalent share equity in DANCE’s ownership on terms equal to the most recent or current private or public financing.

4.4	Once the Product gained the approval from either the EMA or the FDA:

4.4.1	Hikma shall secure and maintain under its name and ownership, at its sole cost and expense, any and all Health Registrations and regulatory filings, licenses, permits and consents, facility licenses and permits required by applicable laws or by the applicable Health Authorities necessary or useful for Hikma to perform its obligations under this Agreement and shall use Commercially Reasonable Efforts at its cost and expense to secure such Health Registration and maintain the foregoing and any variations and renewals thereof.

4.4.2	DANCE shall compile the Registration Dossier {which shall be based on DANCE’s global data package (Common Technical Document submitted to EMA and/or FDA)} and deliver the Registration Dossier to Hikma to be used by Hikma to create all Hikma’s MAAs in the Territory.

4.4.3	During the term of this Agreement, should any Regulatory Authority in any Country require Hikma to amend, add to or answer any questions in respect of the Registration Dossier or take any regulatory action with regard to Hikma’s MAAs, or the Product, then DANCE shall provide Hikma with all support and information necessary to answer such enquiries. DANCE shall provide Hikma with responses to any letter of deficiency or other questions and any additional documents or information required by the Regulatory Authority to enable Hikma to comply with its obligation in respect of Hikma MAA’s provided that DANCE shall use Commercially Reasonable Efforts to provide responses promptly and in any event no later than any deadline imposed by a competent Health Authority.

4.5	Hikma will regularly keep DANCE informed of the progress of the Health Registration of the Product with the Health Authorities.

4.6	Hikma is requested to inform DANCE in writing on any change in local laws or regulations that might have an impact on the commercialization, sale and/or distribution of the Product in the Territory.

4.7	Hikma will use Commercially Reasonable Efforts, to keep the Health Registrations valid that are needed to sell, distribute and/or commercialise the Product in the Territory.

4.8	DANCE may at its sole discretion finance the development of new indications of the Product.

4.9	Both Parties shall not publish, orally present or otherwise make available to the public any information concerning a Clinical Studies in the Territory without the prior written consent of the other Party.

5.	Supply of the Product and Price Payments

5.1	DANCE undertakes to supply and Hikma shall undertake to obtain the Product either in bulk for sterile filling or in primary packaging. Hikma will undertake to finish the Product in primary and/or secondary packaging and labelling of the Product for the Territory.

5.2	Hikma shall pay DANCE a supply price as set out in Appendix (1) to this Agreement. All payments (including License Fees, milestone and supply price payments) under this Agreement shall be made in U.S. dollars and subject to any withholding and other taxes due under the existing and future applicable laws of the Hashemite Kingdom of Jordan. Hikma shall deduct the seven percent (7%) Withholding Tax payable in the Hashemite Kingdom of Jordan on all payments under this Agreement. In the event that DANCE is unable to obtain credit for Jordanian withholding taxes from the US tax authorities against US corporate income tax due on its taxable profits under this Agreement, and having exhausted all means of such credit claim, Hikma shall in this event compensate DANCE for any corporate income tax due to the non availability of the said tax credit.

5.3	DANCE and Hikma shall form a joint steering committee (“JSC”) comprised of an equal number of members appointed by DANCE and Hikma. The JSC’s role shall be to plan the pricing strategy for the Product in the Territory in order to optimise profitability for both Parties. The JSC must agree on a price range for the Product in the Territory, following commercially reasonable principles in the Territory, which shall be revisited based on changes in market conditions, COGS, or other relevant factors. The JSC must also agree on which countries of the Territory are feasible for launching the product based on profitability for both parties. The Parties shall make all reasonable efforts to amicably resolve any disputes which may arise out of or relating to the application of this Agreement through discussions between senior executives of the Parties.

5.4	The procedure to be followed with respect to the supply of the Product by DANCE to Hikma is as follows:

(i)	At least ninety (90) calendar days prior to the initial shipment and thereafter at the end of each calendar month, Hikma shall provide DANCE with a written estimate of quantities of the Product(s) it will require during the following twelve (12) months (rolling monthly forecast). The forecast shall specify the estimated Product quantities on a monthly basis for each country of the Territory. The forecast provided by Hikma is not binding on Hikma.

(ii)	Hikma’s orders for the Product(s) shall be placed at least ninety (90) calendar days in advance of the requested shipping date. Orders will be confirmed by DANCE within ten (10) days from receipt; such orders to be binding upon both Parties when confirmed by DANCE. If Hikma does not receive a confirmation within ten (10) working days from date of sending the order to DANCE, in this case, the order will be deemed acceptable.

(iii)	Hikma acknowledges and agrees that the quantities delivered by DANCE may vary +/-10 % from the quantities confirmed in the binding order.

(iv)	The Parties shall discuss on a regular basis the optimisation of the ordering process and the number of shipments. In case of significant shifts in the order patterns.

(v)	Payment for all quantities of the Product shall be made in US Dollars by Hikma by bank transfer into bank account designated by DANCE. Payment will be due within ninety (90) days of the date of the invoice.

(vi)	Unless otherwise agreed in writing, DANCE shall be responsible for arranging the shipment of all quantities of the Product ordered by Hikma. Unless otherwise agreed in writing, the Product shall be shipped FCA (Incoterms 2010) Dance’s manufacturing plant (or any plant of a designated contract manufacturer) to the address notified to DANCE by Hikma from time to time. Hikma shall be responsible for obtaining all such import licences as may be required in accordance with the rules and regulations applicable in the Territory.

(vii)	Within the overall Territory price range agreed by the JSC (per clause 5.3), and as far as permitted in the Territory, Hikma shall be free to determine the prices of the Product it sells to its customers in its sole discretion.

(viii)	Product supplied at the time of shipment should have at least eighty per cent (80%) of shelf life. DANCE shall not be required to replace Product held in inventory by Hikma whose shelf life has expired.

6.	Packing and Markings

6.1	Hikma at its sole expense, shall supply DANCE, at least sixty (60) days prior to the first requested shipping date, camera ready artwork and insert/outsert copy and any tooling, labelling, insert/outsert and other packaging specifications (“Packaging Specifications”), which shall comply with all applicable Specifications. Subject to the provisions of this clause, DANCE shall be responsible for procuring and/or manufacturing all packaging material, and to deliver the Product to Hikma packaged, in accordance with the Packaging Specifications.

6.2	Hikma is and shall remain the exclusive owner of all trademarks, copyrights and marketing information used in the packaging and its marketing material, or any improvement, modification or refinement thereof. Hikma hereby grants DANCE a non-exclusive license of Hikma trademarks, copyrights and its associated get-up, for the term of this Agreement, for the purpose of using the same on the packaging and labelling of the Product delivered to Hikma hereunder.

6.3	If a Regulatory authority requires a change to the packaging and/or labelling of the Products, Hikma shall make such changes to the Packaging Specifications as are applicable, according to the time schedule of such relevant authority, and shall supply them to DANCE who shall use such updated Packaging Specifications for the Product to be delivered pursuant to any outstanding subsequent Purchase Orders.

7.	Promotion, Marketing and Sales Organisation

7.1	Hikma shall use Commercially Reasonable Efforts for the marketing and promotion of the Product in each country of the Territory in order to maximize sales of the Product.

7.2	It is understood and agreed that all costs in connection with the marketing, promotion and the maintenance of the sales organisation in the Territory shall be borne by Hikma.

8.	Sale and Promotion outside the Territory

Hikma shall not promote the Product outside the Territory or sell the Product to customers having their place of business outside the Territory. Hikma shall also avoid indirectly supplying the Product outside the Territory, i.e. Hikma shall refrain from selling the Product to any customer who, to Hikma’s knowledge, may be reselling the Product outside the Territory.

9.	Minimum Stock

9.1	Hikma shall make Commercially Reasonable Efforts to prevent stock out situations including to maintaining at its expense a minimum stock level of Product sufficient to ensure an immediate supply of its customers; such minimum stock level shall be at least equivalent to the rolling forecast for the upcoming three months.

9.2	Hikma will store the Product in its possession in accordance with the applicable laws and regulations in the Territory, the Specifications, GSP and the instructions, which may be given by DANCE from time to time. Storage conditions in the Territory will also be specified in the Quality Agreement.

9.3	Minimum purchase order volumes for the Territory will be agreed by the Parties prior to launch for both devices and drug product containers.

10.	Intellectual Property

10.1

Hikma acknowledges DANCE’s ownership of, and/or right to, the Intellectual Property and shall not at any time do or cause to be done or suffer to be done any act or thing which might in any way impair the right thereto of DANCE. DANCE shall make Commercially Reasonably Efforts to maintain the Intellectual Property in the Territory during the Term of this Agreement. During the Term of this Agreement and any time thereafter, Hikma shall not acquire nor cause to be acquired and shall not claim nor caused to be claimed any right to the Intellectual Property and/or the Improvements. Hikma acknowledges that upon termination hereof DANCE, its Affiliates, assignees or successors shall remain the sole owner(s) and beneficiaries of the Intellectual Property and the Improvements. DANCE shall for the duration of this Agreement ensure that Patents relating to the Product have been registered in all of the countries in the Territory.

10.2	DANCE shall own any and all Improvements and Hikma will promptly disclose to DANCE or its nominee any and all Improvements. Furthermore, prior to any written or oral disclosure of any Improvements, made or conceived by Hikma or any agent, employee, subcontractor or other representative of Hikma, the full text of the proposed disclosure will be sent to DANCE for review , comments and approval at least sixty (60) days prior to submission for each such publication or oral presentation. DANCE reserves the unrestricted right to have deleted from the proposed publication or oral presentation all sensitive Information which may be contained therein. In addition, at the request of DANCE, any sensitive Information will be withheld from disclosure to third parties for a reasonable period of time, not exceeding forty-five (45) additional days. During such time, DANCE agrees to hold Hikma’s confidential information contained in the text of the proposed disclosure confidential, but is free to incorporate the same in any regulatory filing or in any patent application. Hikma will take all reasonable steps to ensure that its contractual arrangements with its agents, employees, subcontractors and other representatives provide for the automatic assignment to DANCE of any and all Improvements. Hikma will assist DANCE as necessary or useful in the preparation, conduct and maintenance of registrations of intellectual property rights pertaining to Improvements and will furnish all necessary legal declarations at DANCE’s expense.

10.3

Hikma shall use the Intellectual Property and DANCE’s Corporate Identity solely for the purpose of the marketing, promotion, use and sale of the Product in the Territory. Hikma hereby agrees that, in the marketing, promotion, use and sale of the Product, it shall use the Trademarks exclusively in such manner as shall be advised and directed by DANCE by virtue of DANCE’s brand book as amended from time to time. In all cases, the Trademarks shall be identified as being duly registered with the international registration sign®, if permitted in the Territory. In addition, Hikma shall promote, market and sell the Product under DANCE Corporate Identity. Hikma undertakes not to apply or use the Corporate Identity on any Product or services other than the Product.

10.4	Hikma shall not, during the Term hereof or any time thereafter, for any reason whatsoever, register nor cause to be registered or use or cause to be used any trademark which are the same as, or confusingly similar to, the Trademarks by themselves or in combination with any other words, symbols, signs or designs. Hikma further agrees that it will not use the Trademarks, directly or indirectly, as part of any corporate or firm name or of any other purpose as herein permitted.

10.5	Hikma shall have the right at its sole discretion to record the licence to the Intellectual Property herein granted to Hikma with any appropriate authority of the Territory as applicable law may permit or require. DANCE shall co-operate in effecting any such recording. The cost of the aforesaid recording or its renewals, as the case may be, shall be for the account of Hikma.

10.6	Each Party shall give written notice to the other Party of any infringement or threatened infringement of, or any challenge to, any of the Intellectual Property, any acts of unfair competition or any inadvertent disclosure or unauthorized use of the Confidential Information in the Territory which shall come to its notice. DANCE shall take such action as it thinks fit but shall not be obliged to institute or defend any action in respect of such infringement or other matters as aforesaid. If DANCE, in its sole discretion, takes action in respect of the same, Hikma acknowledges that DANCE shall be solely responsible for the conduct of such action, including its prosecution, defence or settlement, and Hikma shall make no admission as to liability and shall not agree to any settlement or compromise of any action, and shall at DANCE’s expense (subject to DANCE’s prior written approval of the same) give DANCE shall such assistance as DANCE may reasonably require in connection therewith.

10.7	Should DANCE decide not to institute or defend any such legal action of which it is advised by Hikma pursuant to clause (10.6), it shall so notify Hikma in which event Hikma shall be entitled, at its sole cost, to institute or defend such action as it thinks fit. If DANCE fails, within four (4) weeks of having become aware of any adverse event contemplated in clause (10.6) to institute or defend any such action Hikma may, at Hikma’s sole expense, institute and prosecute or defend any such action in its own name upon giving DANCE prior written notice of its intention to do so. DANCE shall at Hikma’s expense give Hikma all such assistance as Hikma may reasonably require in connection with such action and Hikma shall keep DANCE informed of any progress in respect of the same and shall not make any admission as to liability or agree to any settlement or compromise of any action without DANCE’s prior written consent not to be unreasonably withheld or delayed. DANCE hereby consents to the use of its name by Hikma in any legal action instituted or defended by Hikma in accordance with this clause (10.7) in so far as it is necessary for the prosecution or defence of such action, and on condition that Hikma indemnifies DANCE from and against all losses, damages, liabilities and expenses (including legal expenses) suffered or incurred by DANCE as a result of being named as a party to such action. DANCE shall be entitled to review the legal argumentation developed by Hikma in any such legal action, and to request Hikma to withdraw any legal statement which is in contradiction or not consistent with the global (worldwide) IP enforcement strategy developed by DANCE.

10.8	Where damages are awarded or otherwise finally obtained in any action for infringement of DANCE’s rights licensed hereunder, the said damages shall be shared between the Parties in the proportions in which they shared the costs of such action.

10.9	To DANCE’s current knowledge at the Effective Date, neither it nor any of its Affiliates has received any notice prior to the Effective Date hereof from any person or entity challenging the Intellectual Property in the Territory. DANCE shall indemnify Hikma and its Affiliates from and against all damages and costs, liabilities and expenses (including legal expenses) suffered or incurred arising out of or in connection with any third party demand, claim or action alleging that the exercise by Hikma or its Affiliates of any of the rights granted to it hereunder in the manner and for the purposes contemplated hereunder infringes any intellectual property right belonging to a third party in the Territory, and DANCE agrees to be responsible for all costs (including legal expenses) and damages paid by way of settlement or compromise or finally awarded by a court of competent jurisdiction against Hikma and its Affiliates in such action.

10.10	DANCE’s obligations under clause (10.9) shall be conditional on Hikma: (i) promptly notifying DANCE in writing of such claim, (ii) not making any admission as to liability or agreeing to any settlement or compromise of the claim without DANCE’s prior written consent, (iii) giving DANCE express authority to conduct all negotiations and litigation, and to settle all litigation, arising from such claim, and (iv) providing DANCE at DANCE’s expense with all available information and assistance as DANCE may reasonably require. If DANCE fails, within four (4) weeks of Dance’s receipt of notice of any claim, to take action in respect of the same, Hikma may at DANCE expense undertake the defence, compromise or settlement of the claim in its own name. Upon the assumption of the defence or settlement of the claim, Hikma may defend, compromise or settle the claim as it sees fit, provided that Hikma agrees to take all reasonable steps to monitor and mitigate the fees and costs (including legal expenses) associated with the same and to keep DANCE informed of any reasonable settlement proposals made by the claimant and shall not make any admission as to liability or agree to any settlement or compromise of any action or claim which would subject DANCE to liability without DANCE’s prior written consent not to be unreasonably withheld or delayed.

10.11	Notwithstanding anything to the contrary herein contained, the provisions of the foregoing subparagraphs of this clause (10) shall survive expiration and termination hereof for any reason whatsoever for a period of five (5) years following termination or expiration of this Agreement provided that no third party intellectual property rights are infringed by the survival upon the expiration and termination of this Agreement.

10.12	Termination Due to Infringement Action. If any claim, action, cause of action or demand is asserted against Hikma and/or DANCE based upon the contention that the attempt to obtain a Hikma MAA for the Product in the Territory, the manufacture of the Product for distribution in the Territory, or the marketing or sale of the Product in the Territory infringes the patent or other intellectual property rights of any third party (“Infringement Action”), the Party receiving the notice or such Infringement Action shall promptly give written notice to the other of the existence of such Infringement Action. In the event either Party reasonably determines that the likelihood and consequences of an unfavourable ruling warrants that Hikma refrain from marketing and selling the Product in the Territory, or if Hikma agrees to refrain from marketing and selling the Product in the Territory pursuant to a settlement of an Infringement Action, or if a court of competent jurisdiction makes a final determination that the marketing and sale of the Product in the Territory infringes the patent or other intellectual property rights of a third party and all rights to appeal have been exhausted or expired, then each Party shall have the right to terminate this Agreement upon written notice to the other Party.

11.	Assistance against Infringements and Unfair Competition

11.1

Hikma shall forthwith notify DANCE of the use in the Territory by any other person, firm or corporation of the Trademarks or the Corporate Identity, or trademarks, trade names or corporate identities confusingly similar thereto, which might constitute an infringement of the Trademarks or the Corporate Identity or be detrimental to the rights herein. DANCE shall respond to such notification by taking such steps or legal actions as it may deem necessary and commercially reasonable to protect the Trademarks and the Corporate Identity and Hikma’s interests hereunder, it is being understood that the institution and conduct of any litigation, the selection of counsel and the settlement of a controversy, litigation and claims shall be entirely within DANCE’s discretion, under DANCE’s control and at DANCE’s expense.

11.2	Hikma shall immediately bring to the attention of DANCE all acts in the Territory of unfair competition, all infringements or threatened infringements of any of the Intellectual Property and/or the Improvements, any improper or wrongful use of such Intellectual Property and/or the Improvements which come to its notice and any objection raised by a third party against any marketing or sales activities of Hikma.

11.3	Hikma will in and about the execution of its duties use Commercially Reasonable Effort to safeguard such rights and interests of DANCE and its Affiliates.

12.	Representations and Warranties.

Mutual Representations and Warranties. Each Party represents and warrants to the other Party as follows, which representations and warranties shall be true as at the date hereof and throughout the Term of this Agreement:

(a) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

(b) this Agreement is legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof;

(c) no contracts, commitments or agreements of any nature exist, and none will be entered into during the Term of this Agreement, that impair or inhibit its ability to perform its obligations hereunder; and

(d) no judgement, decree, order or award of any board, tribunal, court, governmental body, including any Regulatory Authority or arbitrator having jurisdiction over it exists, that impairs or inhibits its ability to perform its obligations hereunder.

a.	DANCE General Warranties. DANCE represents and warrants to Hikma as follows:

i.	Organization. DANCE is a corporation organized and existing under the laws of the State of Delaware. No action has been taken by its directors, officers or shareholders to dissolve DANCE;

ii.	Ownership Rights. The Intellectual Property and Trademarks are owned by DANCE;

iii.	No Lawsuits. As of the date hereof there are not any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, or complaints or investigations by any government authority threatened, commenced, pending or proceeding against DANCE, and DANCE has not received any notice thereof, which relate to the or DANCE‘s right to develop, manufacture, use or sell the Product, or which could materially prevent DANCE from complying with its obligations under this Agreement;

iv.	No Other Agreements for the Exclusive Product. DANCE has not entered into or made any written or oral agreement or undertaking with any other Person regarding the right to sell the Product in the Territory.

b.	Hikma General Warranties. Hikma represents and warrants to DANCE as follows:

i.	Organization. Hikma is a corporation organized and existing under the laws of Hashemite Kingdom of Jordan. No action has been taken by its directors, officers or shareholders to dissolve Hikma;

ii.	Commercialization of the Product. Hikma has and throughout the Term of this Agreement will continue to have the expertise, resources, experience and personnel necessary to obtain Health Registration of Hikma MAAs and market, promote, distribute and sell the Product in the manner contemplated by this Agreement;

iii.	Compliance With Law. Hikma shall comply with all applicable Laws in connection with the regulatory approval, marketing, distribution and sale of the Product; and

iv.	No Lawsuits. As of the date hereof there are not any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, or complaints or investigations by any government authority threatened, commenced, pending or proceeding against Hikma, and Hikma has not received any notice thereof, which could materially prevent Hikma from complying with its obligations under this Agreement.

13.	Product Warranty

13.1	DANCE shall manufacture and supply the Product in accordance with the current Good Manufacturing Practices. DANCE warrants that the Product conform to the laws and regulations of the Territory at all times.

13.2	In addition, DANCE warrants that the Product shall, at all times, be in conformity with the Specifications and DANCE shall remit with each shipment its own Certificate of Analysis (CoA) for each batch. Within forty five (45) business days from receipt thereof, Hikma shall proceed with such controls and shall notify DANCE in writing of any complaint or claim on account of quality, quantity or errors in number or weight, promptly upon discovering same. In the case of a Latent Defect in the Product, Hikma shall not be deemed to have accepted any Product subject to such Latent Defect has been notified to DANCE within forty five (45) working days after it has been discovered.

13.3	Subject to clause (14.1) hereunder, DANCE’s sole liability (to the exclusion of any other warranty, express or implied, loss of profit and incidental damage) shall be to replace at its own costs such quantity of Product corresponding to the quantity found to be defective and to cover Hikma’s cost directly linked to such replacement (transportation cost, custom duty, etc.).

13.4	Should DANCE not be in agreement with Hikma’s claim of defect, DANCE shall nonetheless ship to Hikma a replacement quantity, a sample of the alleged defective Product being submitted for analysis to a mutually acceptable independent testing laboratory of recognized standing in the industry (the “Laboratory”). Should the Parties be unable to agree on a Laboratory, same shall be appointed by the president of the International Chamber of Commerce—London. The findings of the Laboratory shall be binding for both Parties. The costs and expenses (including DANCE’s costs and expenses for shipping the replacement Product) related to such testing shall be borne by DANCE if the testing confirms the nonconformity of the Product with the Specifications and shall be borne by Hikma if the Product are found to be in conformity with the Specifications.

13.5	The warranties under clauses (13.1) and (13.2) are in lieu of and exclude any and all other warranties whether express or implied, oral or written, including but not limited to any implied warranty of merchantability or fitness for a particular use relating to the Product.

14.	Indemnification

14.1

By DANCE: In addition to indemnification expressly provided elsewhere in this Agreement, DANCE shall indemnify, defend and hold Hikma, its Affiliates, and their respective directors, employees, agents and representatives harmless from and against all claims (including, without limitation, product liability claims relating to the Product) by Third Parties against them for settlement costs (including but not limited to reasonable attorney’s fees and expenses), losses or liabilities of any kind which: (i) arise from or are attributable to any negligent act or intentional misconduct on the part of DANCE, its Affiliates, directors, employees, agents or representatives relating to any of its obligations under this Agreement; (ii) arise from or are attributable to any breach of a representation, warranty or covenant by DANCE or any of its Affiliates; or (iii) arise from or are attributable to the transportation and storage of the Product ((prior to delivery to Hikma on FCA terms), and to the extent not otherwise attributable to any negligent act or intentional misconduct on the part of Hikma, its directors, employees, agents or representatives (including, but not limited to, Hikma’s Affiliates), (iv) the death or any personal injury suffered by any person attributable to the manufacture of the Product.

14.2	By Hikma. In addition to indemnification expressly provided elsewhere in this Agreement, Hikma shall indemnify, defend and hold DANCE, its Affiliates, and their respective directors, employees, agents and representatives harmless from and against all claims (including, without limitation, product liability claims relating to the Product) by Third Parties against them for settlement costs (including but not limited to reasonable attorney’s fees and expenses) losses or liabilities of any kind which: (i) arise from or are attributable to any negligent act or intentional misconduct on the part of Hikma, its Affiliates, directors, employees, agents or representatives relating to any of its obligations under this Agreement; (ii) arise from or are attributable to any breach of a representation, warranty or covenant by Hikma or any of its Affiliates. (iii) the registration, transportatin or storage (after delivery to Hikma on FCA terms), distribution Marketing and Promotion or sale of the Product by Hikma in the Territory and (iv) to the extent not otherwise attributable to any negligent act or intentional misconduct on the part of DANCE, its directors, employees, agents or representatives (including but not limited to DANCE’s Affiliates) the death or any personal injury suffered by any party attributable to the Product.

14.3	Limitation of Liability. Except in the event of a Party’s fraud, gross negligence or wilful misconduct, in no event shall either Party be liable to compensate the other Party for any indirect, incidental, punitive, special or consequential damages, including, without limitation, loss of anticipated profits, loss of time, or loss of opportunity, in connection with this Agreement or any breach thereof, and whether any such loss or damage may be based upon principles of contract, warranty, negligence or other tort, the failure of any limited or exclusive remedy to achieve its essential purpose, or for any other reason whatsoever.

15.	Insurance

15.1	The Parties shall obtain and maintain upon commercialization of the Product:

(i)	comprehensive general liability insurance, and

(ii)	adequate insurance against any product liability claims of third parties put forward against the respective Party and against the costs of any Product recall.

15.2	The Parties shall maintain in effect such policies upon commercialization of the Product throughout the remainder of the term of this Agreement and for a period of five (5) years after its termination or expiration.

16.	Product Recall & Complaint Management

16.1	In the event that a recall, withdrawal or field correction of any Product is required, necessary or appropriate and such action is solely as a result of (i) the supply by DANCE of Product that (i) does not conform to the warranties set out or the Specifications or has been supplied in breach of its obligations hereunder or (ii) the negligent, or intentionally wrongful act or omission of DANCE, or its Affiliates or representatives, DANCE shall pay all reasonable costs and expenses of such action, including expenses related to communications and meetings with all required regulatory agencies, expenses relating to replacement of recalled Product, the cost of notifying customers and costs associated with shipment of recalled Products from customers and shipment of an equal amount of replacement Product to those customers. HIKMA will notify DANCE of such anticipated costs as soon as reasonably practicable.

16.2	Hikma shall be responsible for the recall expenses in cases that the recall results from a negligent act or omission of Hikma in connection with the handling, storage or distribution of the Product.

17.	Force Majeure

17.1	Neither Party shall be liable or be in breach of any provision of this Agreement for any failure or delay on its part to perform any obligation hereunder because of Force Majeure (Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalisation, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service).

17.2	When this situation will have lasted for at least sixty (60) days and the relevant Party will not be able to evidently assure the other Party about the possible further duration of the situation, the other Party will have the right to terminate the Agreement by a written notice with immediate effect. The Parties will then be obliged to settle their entire obligation born till the date of termination.

18.	Confidentiality

18.1	Both Parties hereby undertake to maintain any and all information hereunder or hereinafter supplied by each Party, including but not limited to, the Medical Know-how and the Confidential Information in strictest confidentiality and to disclose same only to its employees, outside consultants, governmental entities and institutes, to the same extent as Hikma is obliged hereunder. Hikma shall also be entitled to disclose the Confidential Information to the Health Authority to the extent required to apply for and obtain clinical trial authorisations, Health Registration and the maintenance thereof. Hikma shall take all such appropriate measures to safeguard the Confidential Information from any unauthorised disclosure and/or use.

18.2	Both Parties undertake not to publish or cause to be published any Confidential Information or results of any tests or studies obtained with the Product without having first obtained the written consent of the other Party to such publications; such consent shall not be unreasonably withheld. Confidential information includes the terms of this Agreement.

18.3	Notwithstanding anything to the contrary in the foregoing sub-paragraphs, parties shall not be deemed to have breached its confidentiality obligation if parties can establish by written records that:

(i)	the Confidential Information was, at the time of disclosure, in the public domain;

(ii)	the Confidential Information has, subsequent to disclosure, become part of the public domain through no fault, act, omission or violation of the confidentiality obligation hereunder;

(iii)	the Confidential Information was, at the time of disclosure by the disclosing Party, in the possession of the other Party and not otherwise acquired, directly or indirectly, from disclosing Party; and/or

(iv)	the Confidential Information has, subsequent to disclosure, been obtained by the disclosing Party from any other third party, unless such third party obtained the information directly or indirectly from the disclosing Party, was under the obligation to abstain from disclosing the Confidential Information and informed Hikma of the existence of such obligation.

18.4	Notwithstanding anything to the contrary in this Agreement, the confidentiality obligation shall survive expiration or termination hereof for any reason whatsoever during a period of 5 (five) years after termination or expiration of this Agreement.

18.5	The Parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement. Except to the extent required by law, neither Party shall issue any press release or make any other written statements concerning this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Each Party may disclose the existence of this Agreement without the other Party’s consent. However, financial terms of this Agreement shall not be disclosed without consent of the other party.

19.	Term and Termination

This Agreement shall come into force as of the Effective Date and shall remain in force for a period of Fifteen (15) years from the date of the Product launch date in one the countries in the Territory. Unless terminated by one Party giving to the other at least twelve (12) months’ prior written notice prior to the expiry of the Initial Term or any Renewal Term, this Agreement shall automatically renew for further twelve (12) month periods (a “Renewal Term”)

20.	Premature Termination

This Agreement may be terminated by either Party at any time and with immediate effect by registered letter:

(i)	by mutual consent of both Parties, in writing at any time;

(ii)	For a Material Breach of any terms or conditions of this Agreement committed by the other Party when not remedied within two (2) month after written request; or

(iii)	Should the other Party fall into bankruptcy, notorious insolvency, enter into an agreement for the assignment of assets for the benefit of creditors, wind-up, be nationalised, enter into liquidation or otherwise cease to conduct its business as heretofore conducted;

(iv)	In the event of a change of control in either Party. A change of control shall mean the change of either Party’s corporate form or its absorption by a third party (not being a member of the same group of companies) by way of a merger, integration or similar procedure. The same shall apply if either Party sells the major part of its assets to a third party (not being a member of the same group of companies) or if any of the Parties suspends its operations. Each Party shall inform the other Party immediately about any such event.

21.	Effect of Termination

21.1	Subject to clause (22), Hikma shall upon expiration or termination of this Agreement for any reason whatsoever:

(i)	forthwith cease to market and sell the Product;

(ii)	forthwith return to DANCE, without retaining a copy, any and all documentation received from DANCE pertaining to the Product, and their use;

(iii)	if Hikma applied for the Health Registration in its own name, as directed by DANCE, either cancel the Health Registration, any Clinical Studies certificates and other administrative files such as but not limited to, the price certificates, authorisations and reimbursements authorisation, import licenses and/or quotas, or transfer and assign same to DANCE or to any person or company designated by DANCE without any compensation and render every assistance and co-operation necessary, including the delivery and production of any declaration, statement or documentation required for such purpose;

(iv)	immediately cease to use in any manner whatsoever the Intellectual Property , the Trademarks, the Medical Know-how, the Confidential Information and any other information pertaining to the Product;

(v)	not be relieved from performing any obligation which may have arisen or occurred prior to the Effective Date of termination or expiration hereof.

21.2

Notwithstanding the foregoing, in the event of a Material Breach of the Agreement by DANCE (as per clause 20 (ii)), or DANCE being subject to bankruptcy (as per clause 20 (iii)) or DANCE being subject to a Change of Control (as per clause 20 (iv)), and provided further that Hikma is not in Material Breach of its obligations hereunder, DANCE shall in these events pay to Hikma an amount equalling to Hikma’s net profit for two (2) full calendar year preceding the calendar year in which DANCE terminates this Agreement.

22.	Liquidation of Stock

22.1	Upon receipt of notice of termination of this Agreement, Hikma shall furnish DANCE with a detailed inventory of stock of the Product held at the date of such notice together with a projection of sales up to the Effective Date of termination.

22.2	Within ten (10) working days that follow the Effective Date of termination, Hikma shall furnish DANCE with a statement, certified by an accountant instructed by DANCE and whose fee shall be met by DANCE, showing in detail the stock of the Product owned by Hikma on the Effective Date of termination and the invoiced value thereof.

22.3	Hikma has the right to sell out the Product during the first nine (9) months after the Effective Date of termination of this Agreement, provided DANCE decides not to purchase them back according to the following provisions.

22.4	DANCE may at its option repurchase the stock of the Product owned by Hikma remaining after the Effective Date of termination at a price equal to the net invoiced prices of DANCE for the Product reduced by such amount which may be necessary to repack, re-label or otherwise incurred for the resale thereof but not exceeding the time value of the Product.

22.5	The repurchase option may be exercised by DANCE by sending a written notice to Hikma by registered mail at any time within the three (3) months mentioned above during a period of 30 (thirty) days after receipt by DANCE of the aforesaid accountant’s certified statement, during which period Hikma will accord DANCE’s accredited representatives free access during normal business hours to the said stock for the purposes of viewing and inspection thereof.

22.6	Delivery of the stock specified in the said written notice shall be made within five (5) days after Hikma has received such notice, and payment for the stock must be made prior to its delivery. Arrangements for the shipment of such stock shall be made by DANCE.

23.	Compliance with Relevant Requirements

23.1	The Parties hereby warrant, represent and undertake to each other that at the Effective Date hereof, neither Party or its agents, officers or any third parties on their behalf, has offered, given, demanded, requested, accepted or agreed to any undue pecuniary or other advantage of any kind (or implied or inferred that they will or might do any such thing at any time in the future) in any way connected with this Agreement or any other agreement between the Parties (or any related parties).

23.2	The Parties agree that at all times throughout the course of this Agreement they will comply with and ensure that their agents, subcontractors, servants, employees, shareholders and officers (“Associated Persons”) have not and shall not breach any anticorruption or anti-bribery laws or regulations applicable to the Parties.

23.3	Neither the Party nor any of its subsidiaries nor any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under any anticorruption or anti-bribery laws in any territory in which a Party its subsidiaries or Associated Persons conducts business, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

23.4	Neither the Party nor any of its subsidiaries nor any of their Associated Persons is ineligible to be awarded any contract or business for violating or neglecting any anti-bribery or anticorruption law in any territory in which the Party or its Associated Persons conducts business.

23.5	The Parties specifically confirm that the Arbitrators referred to in clause (29) shall have the ability to determine the civil consequences of any alleged non-observance of this clause (23).

23.6	In this clause (23)

“Associated Person” shall mean, in the case of DANCE, any person (including, without limitation, any agent, subcontractor, subsidiary, representative, employee, shareholder, director or officer) who performs services for or on behalf of DANCE;

23.7	Early Termination

The Parties agree that breach of this clause (23) shall be considered a material breach of this Agreement and that DANCE or Hikma may immediately seek all remedies available under law and equity including termination of this Agreement if it believes, in good faith, that the provisions of this clause (23) have been breached by DANCE or Hikma without owing to the other any damages or indemnification resulting from such termination.

24.	Surviving obligations

Termination or expiration of this Agreement shall not affect any accrued rights or obligations of either Party. The terms of clauses (10-16, 18, 21- 30).

25.	Notices

All orders, notices or other communications under this Agreement shall be in writing and shall be delivered to a Party for which the order, notice or communication is intended at its address as set forth hereunder, or at such address as the addressee may have communicated to the other Party in writing:

DANCE Biopharma, Inc.

2 Mint Plaza, Suite 804, San Francisco, CA 94103

Attn: Samantha Miller (cc Head of Legal- Dance)

Hikma Pharmaceuticals LLC

P.O. Box 182400, Amman 11118, Hashemite Kingdom of Jordan

Attn: Head of Business Development (cc Head of Legal-MENA)

For the purposes of this Agreement, Notice shall be deemed to have been given after ten (10) business days of being sent by courier.

26.	Assignability

26.1	This Agreement and the rights and obligations hereunder shall not be assigned by Hikma or DANCE to any third party without prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld).

26.2	Either Party may at any time assign this Agreement to any of its Affiliates, provided that such Affiliate becomes bound with the terms of this Agreement.

27.	Severability and Waiver

If any provision in this Agreement shall, for any reason whatsoever, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. As a substitute, the Parties shall agree in writing upon a valid, legal and enforceable provision as close as possible to the invalid, illegal or unenforceable provision. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed waiver of such provision or any other provision hereof.

28.	Legal Status of Hikma

28.1	Hikma purchases, distributes and sells Product in its own name and for its own account. Hikma shall not be in any way deemed to be the agent or representative of DANCE. Hikma is, unless otherwise agreed in this Agreement, not authorised to act in the name of DANCE and shall have no power to bind DANCE in any way. Hikma acts as an independent merchant as regards both DANCE and its customers and uses its own employees, which at no time now or at any time in the future shall be deemed to be employees of DANCE and DANCE shall therefore not be accountable for such employees in any way.

28.2	Unless otherwise agreed in writing by DANCE, any expense incurred by Hikma in the sale, marketing, promotion or advertising of or in any other way connected with the Product in the Territory shall be borne solely by Hikma.

29.	Governing Law and Jurisdiction

This Agreement shall be construed and have effect in accordance with the laws of England & Wales. If any disputes arising out or in connection with this Agreement, Both Parties shall endeavour to settle such dispute amicably. In the event of failure to reach such settlement, both Parties have agreed that such dispute shall be finally resolved by Arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC)-London. The decision of the Tribunal shall be final and binding upon both Parties. The Arbitration shall be held in London, United Kingdom and proceedings shall be conducted in English Language.

30.	Entire Agreement and Amendments

This Agreement embodies the entire agreement between the Parties and supersedes and cancels all prior agreements and understandings relating to its subject matter. Any amendment to this Agreement or waiver of any of its terms shall be in writing and shall be executed by duly authorized representatives of the Parties.

In Witness Whereof, the Parties have caused this Agreement to be executed in two copies on the date first mentioned below.

Name:	Samantha R. Miller
Title:	Chief Business Officer

Signature:	/s/ Samantha R. Miller
Date:	08/01/2013

Signed for and on behalf of DANCE “DANCE Biopharma, Inc.”

Name:	Mazen S. Darwazah
Title:	Executive Vice—Chairman, CEO of the MENA Region

Signature:	/s/ Mazen S. Darwazah
Date:	08/01/2013

Signed for and on behalf of Hikma “Hikma Pharmaceuticals LLC”

Appendix 1 – Product / Timeline / Payments

Product: shall mean Dance 01, which is DANCE’s first proprietary insulin drug product and device combination for the treatment of diabetes. The Product includes two separate components: 1) an electronic device and 2) a sterile insulin formation in a specialized container for maintaining sterility. The Product is currently entering pre-Phase 3 PK/PD studies, and DANCE need to take the Product into P3, which is needed to get the approval of the FDA and EMA.

Product Development Timeline (anticipated as of January 2013)

[*]

Milestone Payments:

1. [*] payable upon successful completion and reporting of Samba 01 clinical PK study (Q32013)

2. [*] payable upon the first launch in any of the following countries (Kingdom of Saudi Arabia, Algeria, Egypt);

3. [*] payable upon the second market launch in any of these countries; (Kingdom of Saudi Arabia, Algeria, Egypt);

4. [*] payable upon reaching net sales of ten million US Dollars ($10 million);

5. [*] payable upon reaching net sales of thirty million US Dollars ($30 million);

6. [*] payable upon completion of the first calendar year in which annual sales in the Territory exceed fifty million US Dollars ($50 million).

Supply Price:

The price for the Product supplied to Hikma hereunder (the “Price”) shall equal: [*] of Net Sales.

Hikma shall submit sales reports to Dance within thirty (30) days after the end of each quarter following the first launch of the Product. Such sales reports shall include the Net Sales, permitted deductions and Gross Sales and number of units sold by Hikma and, if applicable, any sub-distributors in each country in the Territory.

To the extent Net Sales are in currencies other than US Dollars, such prices shall be converted to US Dollars at the applicable average daily rate of exchange for the applicable quarter in which sales by Dance to Hikma were made, as published by the Financial Times.

Hikma shall keep full and true books of accounts and other records in sufficient detail so Hikma’s invoiced sales and applicable Net Sales can be properly ascertained.

At the request (and expense) of Dance, Hikma shall permit an independent certified public accountant appointed by Dance and reasonably acceptable to Hikma, at reasonable times and upon one (1) month notice, to examine only those records as may be necessary to determine, the correctness or completeness of any Net Sales report or payment made under this Agreement. The foregoing right of review may be exercised only once per calendar year and only once with respect to each such periodic report. Results of any such examination shall be limited to information relating to the Product.

Appendix 2—Patents / Trademarks (To be updated annually)

DEVICE PATENTS
US Patent No	Title	Country and Patent No/Issue Date	Expiration & Brief Summary
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

Dance Trademarks

Dance™

[*]

41